BMC Software’s Board of Directors Authorizes New $1 Billion Share Re-purchase Plan

Editorial Contacts:

Corporate Communications
Mark Stouse
mark_stouse@bmc.com
+1 832 715 0234

Investor Relations
Derrick Vializ
derrick_vializ@bmc.com
+1 713 918 1805

BMC Software
2101 City West Blvd.
Houston, TX 77042
www.bmc.com

HOUSTON, July 30, 2007 – BMC Software (NYSE: BMC) today announced that the
Company’s board of directors has authorized the re-purchase of up to $1 billion of the Company’s shares.
This new authorization is in addition to the $171.1 million buy-back remaining under the previous authorization as of June 30, 2007. Any repurchases under the Company’s stock repurchase program may be made from time to time in the open market or through private transactions, subject to market conditions.
About BMC Software
BMC Software is a leading global provider of enterprise management solutions that empower companies to automate their IT and align it to the needs of the business. Delivering Business Service Management, BMC solutions span enterprise systems, applications, databases and service management.  For the four fiscal quarters ended March 31, 2007, BMC revenue was approximately $1.58 billion. For more information, visit www.bmc.com.

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